Exhibit 99.1

Press Release
Beazer Homes Reports First Quarter Fiscal 2011 Results
ATLANTA, February 8, 2011 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the fiscal quarter ended December 31, 2010. Summary results of the quarter are as follows:
Quarter Ended December 31, 2010
•	Total home closings from continuing operations: 527 homes, a 43.6% decrease from the prior year.

•	Total new orders from continuing operations: 540 homes, a 23.9% decrease from the prior year.

•	Revenue from continuing operations: $110.3 million, compared to $213.1 million in the prior year.

•	Homebuilding gross profit margin from continuing operations was 10.1%, compared to 8.4% in the prior year and 1.2% in the prior quarter.
•	Excluding impairments and abandonments, homebuilding gross profit margin from continuing operations was 10.7%, compared to 12.5% in the prior year and 10.9% in the prior quarter.

•	Excluding interest included in cost of sales as well as impairments and abandonments, gross profit margin from continuing operations was 17.0%, compared to 18.0% in the prior year and 16.2% in the prior quarter.
•	Loss from continuing operations of $48.5 million, or a loss of $0.66 per share, including a $2.9 million pre-tax loss on debt extinguishment primarily related to the repurchase of our 2013 Senior Notes.

•	Net loss of $48.8 million, including a net loss from discontinued operations of $348,000.

•	For the prior year, the Company reported net income from continuing operations of $44.5 million, or $1.09 per diluted share, which included non-cash pre-tax charges of $8.6 million for inventory impairments and a tax benefit of $93.8 million primarily related to our carry-back claim under The Worker, Homeownership and Business Assistance Act of 2009.

•	For the prior year, the net income of $48.0 million included income from discontinued operations of $3.5 million, net of a $7.5 million benefit from income taxes.

•	As previously reported, during the first quarter of fiscal 2011, the Company issued $250 million of senior notes due 2019 and used a portion of the net proceeds for the redemption of our outstanding 2013 senior notes and the repurchase of a portion of our 2015 and 2016 senior notes.
As of December 31, 2010
•	Total cash and cash equivalents: $522.4 million, including restricted cash of $70.6 million.

•	Stockholders’ equity: $349.6 million not including $57.5 million of mandatory convertible subordinated notes, which automatically convert to common stock at maturity in 2013.

•	Realizable net deferred tax assets after our Section 382 limitation are estimated between $284.8 million and $406.8 million

•	Total Backlog: 800 homes with a sales value of $201.1 million compared to 960 homes with a sales value of $232.3 million as of December 31, 2009.
Ian J. McCarthy, President and Chief Executive Officer, said, “As we anticipated, conditions remained very challenging in the homebuilding sector during our first quarter. Despite low interest rates and excellent home price affordability, demand for new homes remained at exceptionally low levels. Over the next six months, we anticipate seasonal improvements in home buyer demand. In addition we remain hopeful that we will see the initial stages of a cyclical recovery in the demand for new homes this year. While actual and potential foreclosures will likely keep home prices under pressure for some time, the steady increase in residential rents provides potential home buyers with an increasingly attractive option in home ownership.” Mr. McCarthy continued, “With no significant debt maturities until 2015, a very substantial cash position, an excellent finished lot position and improving home buyer sentiment, we believe we are well positioned to participate in the eventual housing recovery.”
Results for the Quarter Ended December 31, 2010
For the first fiscal quarter, net new home orders decreased 23.9%, the number of homes closed decreased 43.6% and homebuilding revenues from continuing operations decreased 47.3% as compared to the first quarter of fiscal 2010. The reduction in net new home orders from continuing operations was driven by a 19.3% decrease in gross new orders and an increase in the cancellation rate to 31.2%, compared to 27.0% a year ago. The decreases in home closings, revenue and net new orders were partially related to the impact of the First time Homebuyer Tax Credit which expired in June 2010 but contributed to increased closings, revenue and new orders in the first quarter of the prior year. Our homebuilding gross profit margin excluding impairments and abandonments decreased to 10.7% in the quarter, compared to 12.5% in the prior year and 10.9% in the prior quarter. This reduction in gross margins was primarily attributable to the impact of reduced revenues on our fixed indirect construction costs and our interest expense. Excluding interest included in cost of sales, our homebuilding gross margin was 17.0% in the first quarter, compared to 18.0% in the prior year and 16.2% in the prior quarter. While our ASP fell to $208,700, compared to $223,100 in the prior year, and $235,700 in the prior quarter, this was principally due to differences in the mix of homes closed. Prices on comparable homes were essentially flat compared to the prior quarter, which contributed to very low impairments. We recorded non-cash pre-tax charges for inventory impairments and lot option abandonments of $0.7 million for the quarter compared to similar charges of $8.6 million in the prior year.
The Company controlled 29,699 lots at December 31, 2010 (81% owned and 19% controlled under options) an increase of 2.4% from the level at September 30, 2010. During the quarter we spent $62.6 million on land and land development, compared to $30.4 million in the prior year and $51.7 million in the prior quarter.
Conference Call
The Company will hold a conference call on February 8, 2011, at 10:00 am EDT to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the internet by visiting the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 877-601-3546 or 212-547-0388. To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 800-342-8825 or 402-220-9674 and enter the passcode “3740” (available until 5:00 pm ET on February 16, 2011), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for approximately 30 days.
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee,

Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
Forward Looking Statements
This presentation contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and consent orders with governmental authorities and other settlement agreements; (ii) additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates, availability of mortgage financing and inflation; (iv) a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures; (v) continued or increased downturn in the homebuilding industry; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (viii) potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (ix) increased competition or delays in reacting to changing consumer preference in home design; (x) shortages of or increased prices for labor, land or raw materials used in housing production; (xi) factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xii) the performance of our joint ventures and our joint venture partners; (xiii) the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China; (xiv) the cost and availability of insurance and surety bonds; (xv) delays in land development or home construction resulting from adverse weather conditions; (xvi) potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies; (xvii) potential exposure related to additional repurchase claims on mortgages and loans originated by BMC; (xviii) estimates related to the potential recoverability of our deferred tax assets; (xviv) effects of changes in accounting policies, standards, guidelines or principles; or (xvv) terrorist acts, acts of war and other factors over which the Company has little or no control.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
Jeffrey S. Hoza
Vice President, Treasurer
770-829-3700
jhoza@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	December 31,
	2010	2009
Total revenue	$110,299	$213,073
Home construction and land sales expenses	98,225	186,144
Inventory impairments and option contract abandonments	686	8,550

Gross profit	11,388	18,379

Selling, general and administrative expenses	37,798	44,866
Depreciation and amortization	1,913	3,276

Operating loss	(28,323)	(29,763)
Equity in income (loss) of unconsolidated joint ventures	238	(30)
Loss on extinguishment of debt	(2,902)	—
Other expense, net	(18,066)	(19,526)

Loss from continuing operations before income taxes	(49,053)	(49,319)
Benefit from income taxes	(593)	(93,826)

(Loss) income from continuing operations	(48,460)	44,507
(Loss) income from discontinued operations, net of tax	(348)	3,492

Net (loss) income	$(48,808)	$47,999

Weighted average number of shares:
Basic	73,878	38,827
Diluted	73,878	41,939

(Loss) earnings per share:
Basic (loss) earnings per share from continuing operations	$(0.66)	$1.15
Basic (loss) earnings per share from discontinued operations	$—	$0.09
Basic (loss) earnings per share	$(0.66)	$1.24

Diluted (loss) earnings per share from continuing operations	$(0.66)	$1.09
Diluted (loss) earnings per share from discontinued operations	$—	$0.08
Diluted (loss) earnings per share	$(0.66)	$1.17

	Three Months Ended
	December 31,
	2010	2009
Interest Data:
Capitalized interest in inventory, beginning of period	$36,884	$38,338
Interest incurred	32,366	33,180
Capitalized interest impaired	—	(632)
Interest expense not qualified for capitalization and included as other expense	(18,923)	(20,532)
Capitalized interest amortized to house construction and land sales expenses	(6,894)	(11,384)

Capitalized interest in inventory, end of period	$43,433	$38,970

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	December 31,	September 30,
	2010	2010
ASSETS
Cash and cash equivalents	$451,744	$537,121
Restricted cash	70,624	39,200
Accounts receivable (net of allowance of $3,576 and $3,567, respectively)	27,546	32,647
Income tax receivable	5,965	7,684
Inventory
Owned inventory	1,207,941	1,153,703
Land not owned under option agreements	37,908	49,958

Total inventory	1,245,849	1,203,661
Investments in unconsolidated joint ventures	9,081	8,721
Deferred tax assets, net	7,714	7,779
Property, plant and equipment, net	24,499	23,995
Other assets	58,396	42,094

Total assets	$1,901,418	$1,902,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$32,310	$53,418
Other liabilities	190,855	210,170
Obligations related to land not owned under option agreements	22,271	30,666
Total debt (net of discounts of $26,242 and $23,617, respectively)	1,306,334	1,211,547

Total liabilities	1,551,770	1,505,801

Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 180,000,000 shares authorized, 76,392,976 and 75,669,381 issued and outstanding, respectively)	76	76
Paid-in capital	619,967	618,612
Accumulated deficit	(270,395)	(221,587)

Total stockholders’ equity	349,648	397,101

Total liabilities and stockholders’ equity	$1,901,418	$1,902,902

Inventory Breakdown
Homes under construction	$216,867	$210,104
Development projects in progress	482,405	444,062
Land held for future development	376,336	382,889
Land held for sale	44,059	36,259
Capitalized interest	43,433	36,884
Model homes	44,841	43,505
Land not owned under option agreements	37,908	49,958

Total inventory	$1,245,849	$1,203,661

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS

	Quarter Ended
	December 31,
SELECTED OPERATING DATA	2010	2009

Closings:
West region	216	396
East region	202	343
Southeast region	109	196

Continuing Operations	527	935
Discontinued Operations	22	26

Total closings	549	961

New orders, net of cancellations:
West region	174	353
East region	257	228
Southeast region	109	129

Continuing Operations	540	710
Discontinued Operations	13	18

Total new orders	553	728

Backlog units at end of period:
West region	227	388
East region	421	417
Southeast region	145	141

Continuing Operations	793	946
Discontinued Operations	7	14

Total backlog units	800	960

Dollar value of backlog at end of period (in millions)	$201.1	$232.3

Revenue: (in thousands)
West region	$39,548	$85,793
East region	50,214	88,803
Southeast region	20,537	38,477

Total revenue	$110,299	$213,073

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands)

	Quarter Ended
	December 31,
SUPPLEMENTAL FINANCIAL DATA	2010	2009

Revenues
Homebuilding operations	$109,986	$208,593
Land sales and other	313	4,480

Total revenues	$110,299	$213,073

Gross profit
Homebuilding operations	$11,077	17,609
Land sales and other	311	770

Total gross profit	$11,388	$18,379

Reconciliation of homebuilding gross profit before impairments and abandonments and interest amortized to cost of sales and the related gross margins to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below:

	Quarter Ended				Quarter Ended
	December 31,				September 30,
	2010		2009		2010

Homebuilding gross profit	$11,077	10.1%	$17,609	8.4%	$3,155	1.2%
Inventory impairments and lot option abandonments (I&A)	686		8,550		26,481

Homebuilding Gross Profit before I&A	11,763	10.7%	26,159	12.5%	29,636	10.9%
Interest amortized to cost of sales	6,894		11,384		14,345

Homebuilding gross profit before I&A and interest amortized to cost of sales	$18,657	17.0%	$37,543	18.0%	$43,981	16.2%